SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT



     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): August 29, 1997



                                  SEI II L.P.
              Exact Name of Registrant as Specified in its Charter




      New York                     02-72177                13-3064636
State or other jurisdiction       Commission              IRS Employer
  of incorporation                File Number           Identification No.



3 World Financial Center, 29th Floor
New York, NY Attn.: Andre Anderson                         10285
Address of principal executive offices                    Zip Code



       Registrant's telephone number, including area code (212) 526-3237



Item 2. ACQUISITION OR DISPOSITION OF ASSETS

     On August 29, 1997, SEI II L.P., a New York limited partnership (the "Partnership"), consummated the sale of its principal asset, a fleet of 25 covered hopper river barges (the "Barges") to Midwest Marine Management Company ("Midwest Marine"), Marine Investments, L.L.C. and Kathryn Rae Towing, Inc. for $4.3 million in cash (the "Sale"), which represented the highest bid received by the Partnership during the sales process. Midwest Marine had served as the operator of the Barges while they were owned by the Partnership. The Partnership received a disposition fee equal to 5% of the gross sales proceeds and was reimbursed for legal and advertising expenses related to the sale. The net proceeds from the Sale were applied to satisfy in full the Partnership's outstanding debt obligation as outlined in the Partnership's Form 10-Q for the quarter ended June 30, 1997. After collection of amounts due the Partnership and providing for the Partnership's remaining liabilities, a final liquidating distribution will be made to the Limited Partners and the Partnership will be dissolved.



Item 7. FINANCIAL STATEMENTS AND EXHIBITS:

(a)  Financial statement of businesses acquired.

     Not applicable.

(b)  Pro forma financial information.

     The Partnership is currently unable to provide complete pro forma financial information required as a result of the above transaction. This financial information will be disclosed in the Partnership's Form 10-Q which will be filed as soon as practicable.




                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                              SEI II L.P.

                              BY:  SEI II EQUIPMENT INC.
                                   General Partner


Date: September 4, 1997       BY:  /s/ Rocco F. Andriola
                                       Rocco F. Andriola
                                       President, Director &
                                       Chief Financial Officer